EXHIBIT 99.1 TO FORM 8-K/A

                               WESTWOOD ONE, INC.
                                  PRESS RELEASE

                                                      FOR IMMEDIATE RELEASE
                                                      CONTACT: JACQUES TORTOROLI
                                                      (212) 846-6159

                               WESTWOOD ONE, INC.
                      2003 FIRST QUARTER OPERATING RESULTS

                 OPERATING RESULTS FLAT WITH 2002 FIRST QUARTER
                          FREE CASH FLOW PER SHARE $.18



     New York, NY - April 29, 2003 - Westwood One, Inc. (NYSE: WON) today reported its operating results for the first quarter of 2003. The results were in line with the revised Company guidance issued on March 18, 2003.

     Net revenues in the first quarter of 2003 were $125,795,000 compared with $126,296,000 in the first quarter of 2002, a decrease of $501,000. In the first quarter of 2002, the Company had non-recurring revenues of approximately $6 million associated with its exclusive radio broadcast of the Winter Olympics. Excluding those non-recurring revenues from 2002's results, net revenues would have increased 5%. The increase was in spite of the softening of advertising sales prior to and immediately after the commencement of the war with Iraq.

     Operating income for the first quarter of 2003 was $29,219,000 compared with $29,323,000 in the comparable 2002 period. The change in operating income was primarily attributable to the non-recurrence of profit from the Company's broadcast of the Winter Olympics in 2002, higher insurance and news coverage expenses and a slight increase in depreciation and amortization expense, partially offset by reductions in employee related expenses.

     EBITDA (defined as operating income plus depreciation and amortization) for the first quarter of 2003 was $32,099,000 compared with $32,158,000 in the first quarter of 2002.

     Net interest expense in the first quarter of 2003 increased 41% to $2,431,000 from $1,723,000 in the first quarter of 2002. The increase was attributable to higher debt outstanding in the first quarter of 2003 as a result of the Company's issuance of $200 million in a combination of 7 and 10-year fixed rate Senior Unsecured Notes in the fourth quarter of 2002. In addition, all of the debt in the first quarter of 2002 was floating rate debt at interest rates that were on average lower than those of the current period.

     Income tax expense in the first quarter of 2003 was $9,874,000 compared with $10,157,000 in the first quarter of 2002, a decrease of approximately $283,000, or 3%. The Company's effective income tax rate in both periods was approximately 37%.

     Net income for the first quarter of 2003 was $16,914,000 compared with $17,443,000 in the first quarter of 2002, a decrease of $529,000, or 3%. Weighted average shares outstanding in the first quarter of 2003 decreased 3% for purposes of calculating net income per basic share and 4% for purposes of calculating net income per diluted share. The decrease in weighted average shares outstanding was primarily attributable to the Company's stock repurchase program. Net income per basic and diluted share was $.16 in both periods.

     Free cash flow (defined as net income plus depreciation and amortization less capital expenditures) for the first quarter of 2003 was $18,748,000 compared with $19,256,000 in the first quarter of 2002, a decrease of $508,000, or 3%. Free cash flow per share increased to a record $.18 per diluted share compared with $.17 per diluted share in the first quarter of 2002.

     Joel Hollander, President and Chief Executive Officer of Westwood One stated: "the Company was able to achieve these financial results in spite of the effects that the war with Iraq had on our business." Mr. Hollander added, "We continued to deliver on our share repurchase program, buying back nearly 2.3 million shares for approximately $77 million since the beginning of the year. Additionally, we continue to invest in new program offerings that are well received by both affiliates and advertisers."

Current Outlook

     For the full year 2003, we continue to anticipate low to mid single digit revenue growth and high single digit growth in EBITDA.

     The Company believes that EBITDA and free cash flow are appropriate measures of evaluating the operating performance of the Company. Both EBITDA and free cash flow are primary measures used externally by the Company's investors, analysts and peers in its industry. The Company believes that both EBITDA and free cash flow should be considered in addition to, but not as a substitute for operating income, net income, cash flows and other measures of financial performance prepared in accordance with generally accepted accounting principles ("GAAP"). Since EBITDA and free cash flow are not financial measures calculated in accordance with GAAP, these measures may not be comparable to similarly titled measures employed by other companies.

     The following tables present a reconciliation of EBITDA to Operating Income and free cash flow to net cash provided by operating activities:



                                                                        2003         2002
                                                                        ----         ----
         Operating Income                                             $29,219      $29,323
         Depreciation and Amortization                                  2,880        2,835
                                                                      -------      -------
         EBITDA                                                       $32,099      $32,158
                                                                      =======      =======

         Net cash provided by operating activities                    $54,669      $42,912
         Less:  Changes in assets and liabilities (1)                 (33,716)     (21,357)
                Deferred income tax provision (1)                     ( 1,000)     ( 1,138)
                Amortization of deferred financing costs (1)          (   159)     (   139)
                Capital expenditures                                  ( 1,046)     ( 1,022)
                                                                       ------       ------
         Free cash flow                                               $18,748      $19,256
                                                                      =======      =======


(1) - See Consolidated Statements of Cash Flows

     Westwood One provides over 150 news, sports, music, talk, entertainment programs, features, live events and 24/7 Formats. Through its subsidiaries, Metro Networks/Shadow Broadcast Services, Westwood One provides local content to the radio and TV industries including news, sports, weather, traffic, video news services and other information. SmartRoute Systems manages update information centers for state and local departments of transportation, and markets traffic and travel content to wireless, Internet, in-vehicle navigation systems and voice portal customers. Westwood One serves more than 7,500 radio stations. Westwood One, Inc. is managed by Infinity Broadcasting Corporation, a wholly-owned subsidiary of Viacom Inc.

     Certain statements in this release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The words or phrases "guidance," "expect," "anticipate," "estimates" and "forecast" and similar words or expressions are intended to identify such forward-looking statements. In addition any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements. Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this release include, but are not limited to: changes in economic conditions in the U.S. and in other countries in which Westwood One, Inc. currently does business (both general and relative to the advertising and entertainment industries); fluctuations in interest rates; changes in industry conditions; changes in operating performance; shifts in population and other demographics; changes in the level of competition for advertising dollars; fluctuations in operating costs; technological changes and innovations; changes in labor conditions; changes in governmental regulations and policies and actions of regulatory bodies; changes in tax rates; changes in capital expenditure requirements and access to capital markets. Other key risks are described in the Company's reports filed with the U.S. Securities and Exchange Commission. Except as otherwise state in this news announcement, Westwood One, Inc. does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.



                                      # # #

                               WESTWOOD ONE, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In thousands, except per share amounts)



                                                           Three Months Ended
                                                                March 31,
                                                                ---------
                                                           2003           2002
                                                           ----           ----
GROSS REVENUES                                           $145,618      $146,667
  Less Agency Commissions                                  19,823        20,371
                                                         --------      --------
NET REVENUES                                              125,795       126,296
                                                         --------      --------
Operating Costs and Expenses Excluding
  Depreciation and Amortization                            92,052        92,401
Depreciation and Amortization                               2,880         2,835
Corporate General and Administrative Expenses               1,644         1,737
                                                         --------      --------
                                                           96,576        96,973
                                                         --------      --------
OPERATING INCOME                                           29,219        29,323
Interest Expense                                            2,451         1,758
Other Income                                                  (20)          (35)
                                                         --------      --------
INCOME  BEFORE INCOME TAXES                                26,788        27,600
INCOME TAXES                                                9,874        10,157
                                                         --------      --------

NET INCOME                                                $16,914       $17,443
                                                         ========      ========

NET INCOME  PER SHARE:
  BASIC                                                    $ .16         $ .16
                                                         ========      ========
  DILUTED                                                  $ .16         $ .16
                                                         ========      ========

WEIGHTED AVERAGE SHARES OUTSTANDING:
  BASIC                                                   103,063       106,629
                                                         ========      ========
   DILUTED                                                105,638       110,434
                                                         ========      ========